Exhibit 99.1
Michael Christenson Named to LogMeIn’s Board of Directors
WOBURN, Mass., August 10, 2010 — LogMeIn, Inc. (NASDAQ: LOGM), a leading provider of SaaS-based remote connectivity solutions, has named Michael Christenson to the company’s board of directors. The investment banking and business development expert joins LogMeIn as the company looks to build on its rapid growth in the remote access, support and collaboration markets.
Christenson is a Managing Director at Allen & Company, a New York investment bank. Prior to Allen, he was the President and Chief Operating Officer of CA, Inc., a leading systems management software company. Before joining CA, Christenson was an investment banker with Citigroup and Salomon Brothers.
“I believe LogMeIn’s 2009 IPO, recent market success, and innovative new products have combined to put the company in a strong position to grow its market share and capitalize on emerging opportunities,” said Christenson. “I look forward to working with the LogMeIn team to help the company fuel its continued growth and reach its ultimate potential.”
“With his expertise and background, Michael Christenson introduces the distinct experience that should quickly benefit LogMeIn’s evolution and future growth,” said Michael Simon, CEO of LogMeIn. “We believe he will be a highly valuable addition to our leadership team and look forward to working with him to build upon our success.”
Christenson will replace Kenneth Cron, who has served on LogMeIn’s board of directors since 2007 and has resigned his position.
“Serving on the LogMeIn board and guiding the LogMeIn leadership team through the company’s rapid growth has been a rewarding experience,” said Cron. “I wish the LogMeIn team the best and look forward to watching their continued success in the market.”
“Kenneth Cron has been an important member of our board and a key leader as we grew and transformed the business over the last three-plus years. His counsel and expertise proved invaluable as LogMeIn made the transition from private start-up to a public company,” added Simon. “We sincerely thank him for his contributions.”
About LogMeIn, Inc.
LogMeIn (NASDAQ: LOGM) makes it easy to connect and access remote computing devices — desktops, laptops, point-of-sale systems, medical devices, smartphones and more — from any internet-connected computer, including an iPad™, iPhone® or in-dash computer of the Ford F-150 pick-up truck. Over 9.7 million active users and over 400,000 premium customers have connected more than 100 million devices using LogMeIn for business productivity, personal mobility and IT support. LogMeIn is based in Woburn, Massachusetts, USA, with offices in Australia, Hungary and the Netherlands, and on the web at http://www.LogMeIn.com.
LogMeIn is a registered trademark of LogMeIn in the US and other countries.
iPhone and iPad are trademarks of Apple, Inc. in the U.S. and other countries around the world.
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